     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 26, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        THE CHASE MANHATTAN CORPORATION
              (EXACT NAME OF REGISTRANT, AS SPECIFIED IN CHARTER)

                DELAWARE                               13-2624488
    (STATE OR OTHER JURISDICTION OF                  (IRS EMPLOYER
             INCORPORATION                       IDENTIFICATION NUMBER)
            OR ORGANIZATION)

                            ------------------------

                        THE CHASE MANHATTAN CORPORATION
                                270 PARK AVENUE
                               NEW YORK, NY 10017
                                 (212) 270-6000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                               COPIES OF ALL COMMUNICATIONS TO:

 ANTHONY J. HORAN, CORPORATE SECRETARY               NEILA B. RADIN, ESQ.
   THE CHASE MANHATTAN CORPORATION             THE CHASE MANHATTAN CORPORATION
          270 PARK AVENUE                              270 PARK AVENUE
        NEW YORK, NY 10017                            NEW YORK, NY 10017
          (212) 270-6000                                (212) 270-6000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND
TELEPHONE NUMBER, INCLUDING AREA CODE,
       OF AGENT FOR SERVICE)

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: /x/

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                   PROPOSED MAXIMUM     PROPOSED MAXIMUM
TITLE OF SECURITIES TO BE       AMOUNT TO BE        OFFERING PRICE     AGGREGATE OFFERING       AMOUNT OF
       REGISTERED                REGISTERED            PER SHARE             PRICE          REGISTRATION FEE
-------------------------       -------------      -----------------   ------------------   ----------------
Common Stock                  3,000,000 shares         $82.12(1)        $246,360,000(1)        $68,489(1)

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c), based upon the average of the high and low prices of the Common Stock on July 21, 1999

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    [LOGO]

                        THE CHASE MANHATTAN CORPORATION

                           DIVIDEND REINVESTMENT PLAN

The Dividend Reinvestment Plan of The Chase Manhattan Corporation provides our stockholders:

     o a simple and convenient method of investing in our common stock by reinvesting cash dividends on our common stock, preferred stock or depositary shares in our common stock, and

     o no trading fees or service charges for your purchases.

The Dividend Reinvestment Plan allows you to:

     o reinvest all or part of your common stock dividends in additional shares of our common stock;

     o reinvest all (but not part) of your dividends on our preferred stock or depositary shares in additional shares of our common stock;

     o deposit stock into the Plan; and

     o sell shares held in the Plan.

We have registered 3,000,000 shares of common stock for sale under the Dividend Reinvestment Plan by use of this prospectus. You should keep this prospectus for future reference.

Our common stock is listed on the New York Stock Exchange under the ticker symbol "CMB" and on the London Stock Exchange. On July 23, 1999, the last reported sale price of the common stock on the New York Stock Exchange was $81 9/16 per share.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE COMMON STOCK OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is July 26, 1999.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY OTHER INFORMATION. WE ARE NOT MAKING AN OFFER OF SECURITIES IN ANY PLACE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS DOCUMENT.

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
Where You Can Find More Information
  About Chase..................................      3
The Chase Manhattan Corporation................      4
The Plan.......................................      4
  Purpose......................................      4
  Advantages...................................      4
  Administration...............................      5
  Costs........................................      5
  Participation................................      5
  Safekeeping..................................      7
  Purchases....................................      7
  Federal Income Tax Consequences..............      8
  Reports to Participants......................      9

                                                  PAGE
                                                  ----
  Discontinuation of Participation in the
     Plan......................................      9
  Withdrawal of Shares of Common
     Stock from Plan Accounts..................     10
  Other Information............................     10
Use of Proceeds................................     12
Description of Capital Stock...................     12
  Common Stock.................................     12
  Preferred Stock..............................     12
Legal Matters..................................     15
Experts........................................     15
Indemnification................................     15

                WHERE YOU CAN FIND MORE INFORMATION ABOUT CHASE

The Chase Manhattan Corporation ("Chase," which may be referred to as "we" or "us") files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

The SEC allows us to "incorporate by reference" into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will update and supersede that information.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

(a) Our Annual Report on Form 10-K for the year ended December 31, 1998;

(b) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

(c) Our Current Reports on Form 8-K, dated January 19, 1999, March 16, 1999, March 24, 1999, April 20, 1999, May 21, 1999, June 3, 1999, July 14, 1999
    and July 22, 1999; and

(d) The description of our common stock contained in our registration statements filed pursuant to Section 12 of the Securities Exchange Act of 1934, and any amendment or report filed for the purpose of updating that description.

       YOU MAY REQUEST A COPY OF THE FILINGS DESCRIBED ABOVE, AT NO COST,
           BY WRITING TO OR TELEPHONING US AT THE FOLLOWING ADDRESS:

                            OFFICE OF THE SECRETARY
                        THE CHASE MANHATTAN CORPORATION
                                270 PARK AVENUE
                            NEW YORK, NEW YORK 10017
                                  212-270-4040

                        THE CHASE MANHATTAN CORPORATION

We are a Delaware corporation registered as a bank holding company. Through various subsidiaries, we conduct domestic and international financial services businesses. We are one of the largest bank holding companies in the United States, with $357 billion in assets and $23 billion in stockholders' equity as of June 30, 1999.

Our principal bank subsidiaries are The Chase Manhattan Bank, a New York banking corporation headquartered in New York City, Chase Manhattan Bank USA, National Association, headquartered in Delaware, and Chase Bank of Texas, National Association, headquartered in Texas. Our principal nonbank subsidiary is Chase Securities Inc., which is engaged in securities underwriting and dealing.

Our principal executive office is located at 270 Park Avenue, New York, New York 10017. Our telephone number is (212) 270-6000.

                                    THE PLAN

The following is a question-and-answer statement of the terms of Chase's Dividend Reinvestment Plan (the "Plan") in effect on the date of this prospectus.

PURPOSE

1. WHAT IS THE PURPOSE OF THE PLAN?

The Plan provides holders of record of our common stock or Other Eligible Securities, described below, with a simple and convenient way to invest the cash dividends on those securities in our common stock without paying any trading fees or service charges. The shares available under the Plan will be acquired either directly from us or in the open market, as we determine from time to time. If you acquire them from us, we will receive additional funds for general corporate purposes.

As of the date of this prospectus, our "Other Eligible Securities" consist of the following securities:

o Our 10.96% Preferred Stock, stated value $25 per share;

o Our Adjustable Rate Cumulative Preferred Stock, Series L, stated value $100 per share;

o Our 9.76% Preferred Stock, stated value $25 per share;

o Our Adjustable Rate Cumulative Preferred Stock, Series N, stated value $25 per share;

o Our 10.84% Preferred Stock, stated value $25 per share; and

o Our Fixed/Adjustable Rate Noncumulative Preferred Stock, stated value $100 per share.

If we issue in the future any preferred stock, depositary shares or securities convertible into common stock, those securities will also become Other Eligible Securities under the Plan.

ADVANTAGES

2. WHAT ARE THE ADVANTAGES OF THE PLAN?

If you elect to participate in the Plan, you can benefit from the following advantages:

o NO TRADING FEES OR SERVICE CHARGES FOR REINVESTMENT. If you elect to participate in the Plan, you will not pay any trading fees or service charges in connection with your reinvestment of dividends in our common stock.

o FULL INVESTMENT, INCLUDING FRACTIONAL SHARES. Fractions of shares, as well as whole shares, will be credited to your Plan account. Dividends on those fractions will also be reinvested and credited to your Plan account.

o DOLLAR COST AVERAGING. As a Plan participant you can take advantage of dollar cost averaging through regular and consistent purchases of common stock under the Plan.

o CERTIFICATE SAFEKEEPING. You can avoid the need for safekeeping of certificates for shares purchased under the Plan through the safekeeping service described below.

o SIMPLIFIED RECORDKEEPING. As a Plan participant you will receive a quarterly statement of account, which will simplify your recordkeeping.

In addition, if you are a holder of record of common stock, you may:

o Elect to have all or only a specified portion of the dividends on your common stock reinvested under the Plan; and/or

o Deposit certificates for your common stock in your Plan account for safekeeping.

ADMINISTRATION

3. WHO ADMINISTERS THE PLAN?

ChaseMellon Shareholder Services, L.L.C. (the "Plan Administrator") administers the Plan, keeps records, sends Plan account statements to participants and performs other duties under the Plan. You may contact the Plan Administrator as follows:

                                 BY TELEPHONE:
                                 1-800-758-4651

                                    BY MAIL:
                    ChaseMellon Shareholder Services, L.L.C.
                        Dividend Reinvestment Department
                                 P.O. Box 3336
                          South Hackensack, New Jersey
                                   07606-1936

The above telephone number will also allow you to access the Plan
Administrator's interactive voice response (IVR) system, which will permit you to transact business under the Plan by telephone. You must obtain a personal identification number (PIN) from the Plan Administrator to access this system. This system will be subject to change at any time.

COSTS

4. HOW MUCH DOES IT COST TO PARTICIPATE IN THE PLAN?

Nothing. You will not incur trading fees or service charges for your purchases of our common stock under the Plan. We will pay all administrative costs, as well as all fees, commissions and other expenses incurred in connection with purchases of our common stock under the Plan. However, you will incur certain costs if you elect to withdraw fractional shares from the Plan or if you sell shares upon your withdrawal from the Plan. See Questions 21 and 22 below for an explanation of those costs.

PARTICIPATION

5. WHO IS ELIGIBLE TO PARTICIPATE IN THE PLAN?

If you are a holder of record of our common stock or Other Eligible Securities, you are eligible to participate in the Plan. You are a holder of record if your shares of common stock or Other Eligible Securities are registered in your own name rather than in the name of a bank, custodian or nominee.

If your shares of common stock or Other Eligible Securities are registered in the name of a broker, nominee or other person and not in your own name, you are a beneficial owner rather than a holder of record. In that case, in order to become eligible to participate in the Plan, you must either become a holder of record by having those securities transferred to your own name or make appropriate arrangements with your nominee to participate on your behalf.

In general, if you are a nominee holding common stock or Other Eligible Securities on behalf of a beneficial owner, you may participate in the Plan and make elections with respect to the common stock and Other Eligible Securities of that beneficial owner to the same extent as the beneficial owner could if it held the securities in its own name. If you are a nominee or broker and wish to participate in the Plan, you should contact the Dividend Reinvestment Department of the Plan Administrator at 1-800-758-4651.

Once you become a participant in the Plan, you may continue to participate in the Plan as long as you are the record holder of common stock or Other Eligible Securities or the Plan Administrator holds at least one full share of common stock beneficially owned by you in your Plan account.

You may not transfer your right to participate in the Plan to another person.

6. HOW DO I JOIN THE PLAN?

If you are eligible to participate, you may join the Plan by signing an Authorization Card, as described under Question 9 below, and returning it to the Plan Administrator. You may obtain an Authorization Card and further information about the Plan by writing to the Plan Administrator at the address set forth under Question 3 above.

In addition, if you are a holder of record of common stock, you may elect to participate in the Plan by depositing your certificates for common stock with the Plan Administrator. Upon that deposit, you will begin to receive dividend reinvestment on the shares deposited.

7. DOES THE PLAN PERMIT PARTIAL REINVESTMENT?

The Plan permits partial reinvestment of dividends on common stock but not on Other Eligible Securities.

If you are a record holder of shares of our common stock, you may elect to have dividends on all or any whole number of those shares reinvested under the Plan by indicating on the applicable Authorization Card the number of shares as to which you are authorizing reinvestment, as described under Question 9 below. After you make an initial election to reinvest dividends on less than all of your shares of common stock, you may reduce or increase the number of shares to which dividend reinvestment will apply by submitting to the Plan Administrator a new Authorization Card indicating your new election.

In order to have dividends on any class of Other Eligible Securities reinvested under the Plan, you must elect to reinvest the dividends on all shares of that class of Other Eligible Securities that are registered in your name. However, if you hold shares of more than one class of Other Eligible Securities, or if you hold Other Eligible Securities and common stock, you may elect to participate in the Plan with respect to any number of those classes of securities, subject to the applicable provisions described above with respect to each particular class.

If you are a nominee that holds our common stock or Other Eligible Securities on behalf of more than one beneficial owner, you may participate in the Plan on behalf of fewer than all of those beneficial owners. In addition, you may make elections under the Plan on behalf of any particular beneficial owner to the same extent as the beneficial owner could if that beneficial owner held the shares of common stock or Other Eligible Securities in his or her own name.

8. WHEN MAY I JOIN THE PLAN?

If you are eligible to participate, you may join the Plan at any time. If the Plan Administrator receives your Authorization Card with respect to a particular class of securities on or before the record date for a dividend payment on that class of securities, reinvestment of dividends on that class of securities will begin with that dividend payment. However, if the Plan Administrator receives your Authorization Card after the record date, reinvestment of dividends on that class of securities will begin with the dividend payment date following the next record date.

Dividend payment dates with respect to our common stock and Other Eligible Securities are typically as follows:

                         OTHER
                      ELIGIBLE
COMMON STOCK        SECURITIES

January 31            March 31
April 30               June 30
July 31           September 30
October 31         December 31

The record dates for dividends on our common stock are generally the sixth day of the month in which the dividend payment date falls. The record dates for dividends on our Other Eligible Securities are generally the fifteenth day of the month in which the dividend payment date falls.

9. WHAT DO THE AUTHORIZATION CARDS PROVIDE?

There are two types of Authorization Cards that you may submit under the Plan. Both types provide for the purchase of our common stock, but one relates solely to reinvestment of dividends on our common stock and the other relates to reinvestment of dividends on our Other Eligible Securities. Each type of Authorization Card directs us to pay to the Plan Administrator the cash dividends on the securities specified by you that otherwise would be payable to you so that the Plan Administrator can reinvest that cash in our common stock in accordance with the Plan.

COMMON STOCK AUTHORIZATION CARD. When completing the Authorization Card relating solely to common stock, you must indicate:

o whether you are electing full or partial reinvestment;

o if you are electing partial reinvestment, the number of shares as to which you are electing reinvestment; and

o whether you are electing to deposit common stock certificates with the Plan Administrator for safekeeping. If you elect to use this safekeeping feature:

          o dividends on all shares deposited will be reinvested in our common stock; and

          o you must follow the instructions set forth under Question 10 below.

OTHER ELIGIBLE SECURITIES AUTHORIZATION CARD. When completing the Authorization Card relating to Other Eligible Securities, you must check the box adjacent to each class of securities as to which you are electing reinvestment. Dividends on all shares of each class specified that are registered in your name will be reinvested.

CHANGING YOUR ELECTION. You may change any election made under the Plan by submitting a new Authorization Card indicating the new election to the Plan Administrator at the address set forth under Question 3 above.

SAFEKEEPING

10. DOES THE PLAN ADMINISTRATOR PROVIDE FOR SAFEKEEPING OF SHARE CERTIFICATES?

Yes. Unless you request otherwise, the shares of common stock you purchase under the Plan will not be delivered to you but instead will be held in a Plan account in your name, protecting them from loss, theft or destruction. If you wish to receive your shares rather than having them held by the Plan Administrator, please see the information under Question 21 below.

In addition, as a participant in the Plan, you may at any time deposit certificates for shares of our common stock held of record by you. If you wish to use this safekeeping feature of the Plan, you should send your certificates to the Plan Administrator, together with an appropriately completed Authorization Card or a written request that the shares be added to your Plan account. You should send these certificates by registered mail, return receipt requested, and should insure them in an amount sufficient to cover the bond premium that would be charged to replace the certificates if they were lost or destroyed.

Dividends on shares of common stock deposited for safekeeping will be reinvested under the Plan. Your quarterly statement of account will show the total number of shares of our common stock deposited in your Plan account as part of the Plan's safekeeping feature.

We provide the safekeeping feature described above free of charge. This feature is available for common stock certificates only and not for certificates representing Other Eligible Securities. Safekeeping is only available for certificates registered in the name of the applicable Plan participant.

PURCHASES

11. WHAT IS THE SOURCE OF SHARES OF COMMON STOCK AVAILABLE FOR PURCHASE UNDER THE PLAN?

At our discretion, the shares of common stock purchased under the Plan will be:

o authorized but unissued shares purchased directly from Chase;
o shares purchased directly from Chase's treasury;
o shares purchased in the open market; or
o shares purchased by a combination of the above.

12. HOW MANY SHARES OF COMMON STOCK WILL BE PURCHASED FOR MY ACCOUNT?

The number of shares purchased for your account will depend on the amount of dividends you choose to reinvest under the Plan and the purchase price of our common stock at the time of the reinvestment.

Each participant's Plan account will be credited with the number of shares of our common stock, including fractional shares computed to the nearest ten thousandth (four decimal places), equal to (1) the total dollar amount of dividends to be invested by the participant divided by (2) the purchase price per share of our common stock, determined as described under Question 14 below.

13. WHEN WILL SHARES OF COMMON STOCK BE PURCHASED UNDER THE PLAN?

Purchases of authorized but unissued shares of our common stock and shares of common stock held in our treasury will be made on the dividend payment date of the common stock or Other Eligible Securities as to which you have elected dividend reinvestment. The Plan account of each participant will be credited on that dividend payment date with the number of shares of our common stock purchased for that participant under the Plan on that date.

Purchases of shares of our common stock in the open market will begin on the dividend payment date for the common stock or Other Eligible Securities as to which you have elected dividend reinvestment and will be completed as soon as reasonably practicable but not later than 90 days after that date, unless we determine that completion at a later date is necessary or advisable under applicable federal securities laws. The Plan Administrator is authorized to determine whether those open market purchases will be made on a securities exchange on which our common stock is traded, in the over-the-counter market or by negotiated transactions. The Plan Administrator may agree on the price, delivery and other terms of those purchases. Neither we nor any Plan participant will have any authority to direct the time or price of any purchase of common stock for the Plan or to select the broker or dealer through which the Plan Administrator will make those purchases. Neither we nor the Plan Administrator will be responsible if applicable law or the closing of the securities markets results in a temporary curtailment of open market purchases of our common stock for the Plan.

14. AT WHAT PRICE WILL SHARES OF COMMON STOCK BE PURCHASED UNDER THE PLAN?

If the shares of common stock purchased under the Plan are newly issued shares or treasury shares, the price per share to all participants that elected to reinvest an applicable dividend payment will be the average, computed to the nearest ten thousandth (four decimal places), of the daily high and low sale prices of our common stock on the New York Stock Exchange Composite Transactions Tape on the last ten trading days of the month in which the record date for that dividend payment occurred. We refer to that ten-trading-day period as the "Pricing Period". If on any trading day during the applicable Pricing Period our common stock is not traded on the New York Stock Exchange or another market included in the composite transactions, the price per share for that day will be based on the reported prices for the most recent preceding trading day on which our common stock was traded on the New York Stock Exchange or other relevant market.

In the case of purchases of our common stock in the open market, the price per share to all participants that elected to reinvest an applicable dividend payment will be the average purchase price of all shares of our common stock purchased for the accounts of all participants who elected to reinvest dividends payable on that dividend payment date.

15. WILL CERTIFICATES BE ISSUED TO ME FOR SHARES OF COMMON STOCK PURCHASED UNDER THE PLAN?

Shares of common stock purchased for you under the Plan will be registered in the name of a nominee of the Plan Administrator, as agent for the Plan participants. The number of shares credited to you will be shown on your statement of account under the Plan. As a result, unless you request otherwise as described under Question 21 below, share certificates will not be delivered to you. If you do make a request for share certificates, only certificates for whole shares of common stock will be delivered to you. Certificates for fractional shares will not be issued.

FEDERAL INCOME TAX CONSEQUENCES

16. WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN?

If the shares of our common stock purchased with your reinvested dividends under the Plan are purchased directly from us, you will be treated as having received on the dividend payment date a taxable dividend equal to the fair market value of the common stock purchased for your account under the Plan with those dividends, rather than the amount of cash dividends otherwise payable to you. For this purpose, "fair market value" means the average of the high and low sales prices of the common stock on the New York Stock Exchange Composite Tape on the dividend payment date.

If the shares of our common stock purchased under the Plan with your reinvested dividends are purchased in the open market, you will be treated as having received on the dividend payment date a taxable dividend equal to the amount of cash dividends used to make those purchases, plus the amount of any trading fees paid by us in connection with those purchases.

Your tax basis in the shares of common stock purchased with your reinvested dividends will equal the amount treated as a taxable dividend, as described above. Your holding period for those shares for tax purposes will begin on the day after the applicable dividend payment date in the case of shares purchased from us and on the day after the shares are credited to your account in the case of shares purchased on the open market.

You will not realize taxable income on the receipt of a certificate for whole shares of our common stock credited to your Plan account, either upon withdrawal of those shares from your Plan account or upon termination of the Plan. You may realize taxable gain or loss, however, when you sell or otherwise dispose of those shares or when you receive a cash payment from us for fractional shares withdrawn from your account. Generally, that gain or loss, if any, will be the difference between the amount you realize upon the disposition and the tax basis of the disposed share (or fractional share), and will be a capital gain or loss if you held the shares (or fractional shares) as a capital asset.

We will report to you and the Internal Revenue Service information sufficient to inform you of the amounts that will constitute dividend income as described above.

We urge you to consult with your own tax advisor to determine the particular tax consequences to you of your participation in the Plan.

17. HOW WILL INCOME TAX WITHHOLDING PROVISIONS BE APPLIED TO FOREIGN
    PARTICIPANTS?

If you are a foreign participant whose income is subject to U.S. federal income tax withholding, for purposes of calculating the amount to be withheld, we will treat you as having received the same amount of dividend income as if you were a domestic participant, as described under Question 16 above. The amount of tax will be withheld from your dividend income and only the net amount of dividend income will be credited to your account in shares of common stock.

We will indicate the amount of tax withheld on your statement of account. If you believe the tax has been withheld in error, you may file a claim for refund with the Internal Revenue Service.

REPORTS TO PARTICIPANTS

18. WHAT KIND OF REPORTS WILL BE SENT TO PARTICIPANTS?

As a participant in the Plan, you will receive a quarterly statement of account that will include information regarding the shares of our common stock purchased for your account under the Plan during the quarter, as well as the number of any shares of common stock deposited in your Plan account as part of the Plan's safekeeping features. Your fourth quarter statement will show all reinvested dividends and all transactions, including a record of all purchases, for the year. You should retain that statement for tax purposes.

You will also receive copies of our annual and quarterly reports to stockholders, proxy statements and information for income tax reporting purposes.

DISCONTINUATION OF PARTICIPATION IN THE PLAN

19. MAY I DISCONTINUE MY PARTICIPATION IN THE PLAN?

You may, with respect to the common stock or Other Eligible Securities owned by you, discontinue reinvestment of dividends on those securities at any time and begin receiving cash dividends on those securities by following the procedures set forth under Question 20 below. However, we will continue to reinvest dividends on shares credited to your Plan account, whether those shares were credited as part of the Plan's safekeeping features or acquired through dividend reinvestment, until you elect to withdraw those shares in accordance with the procedures outlined under Question 21 below.

You may withdraw shares of common stock credited to your Plan account and begin receiving cash dividends directly on those shares. Alternatively, you may withdraw shares from your Plan account without discontinuing dividend reinvestment on them. The procedures for either of those actions are set forth under Question 21 below.

You may, of course, discontinue participation and withdraw entirely from the Plan at any time.

20. HOW DO I DISCONTINUE REINVESTMENT OF DIVIDENDS ON THE COMMON STOCK OR OTHER ELIGIBLE SECURITIES?

You may direct the Plan Administrator at any time to discontinue reinvesting dividends on common stock or Other Eligible Securities held by you. You may give this direction in writing by mailing it to the Plan Administrator at the address set forth under Question 3 above or by using the interactive voice response system described under Question 3 above.

If the Plan Administrator receives your direction on or after the record date for a particular dividend payment, that dividend payment will be reinvested for your account in accordance with your previous instructions. In that event, your instruction to discontinue reinvestment will become effective with respect to the next dividend payment.

You may discontinue dividend reinvestment with respect to any or all of your shares of common stock. To change the number of shares of common stock as to which you are electing dividend reinvestment, you must follow the procedures set forth under Question 9 above.

After you discontinue reinvestment of dividends on any class of Other Eligible Securities, all cash dividends on that class of Other Eligible Securities held by you will be paid to you by check unless you reenroll in the Plan. You may reenroll at any time.

If you elect to discontinue reinvesting dividends on our common stock or Other Eligible Securities, you may also elect to either withdraw the shares of common stock credited to your Plan account or retain any or all of those shares in that account. We will continue to reinvest all cash dividends on any shares of common stock not withdrawn from your Plan account.

WITHDRAWAL OF SHARES OF COMMON STOCK FROM PLAN ACCOUNTS

21. HOW DO I WITHDRAW SHARES OF COMMON STOCK FROM MY PLAN ACCOUNT?

You may instruct the Plan Administrator in writing to withdraw all or some of the shares of common stock credited to your Plan account. You must mail the notice to the Plan Administrator at the address set forth under Question 3 above or use the interactive voice response system described under Question 3. In either case, you must specify the number of shares to be withdrawn. We will issue certificates for all whole shares withdrawn by you but will not issue certificates for fractional shares. If the Plan Administrator receives the notice of withdrawal on or after the record date for a particular dividend payment, that dividend will be reinvested for your account.

After you withdraw shares of common stock from your Plan account, cash dividends on those shares will be reinvested in accordance with your instructions as described below.

If you have elected full dividend reinvestment on all shares of common stock held of record by you, the cash dividends on the shares withdrawn from the Plan will continue to be reinvested. If you have not elected full reinvestment, only the dividends on the number of shares as to which you had elected reinvestment will be reinvested. You may change any election previously made by submitting a new Authorization Card.

If you hold only Other Eligible Securities, upon withdrawal of shares of common stock from your Plan account, we will pay all dividends on those withdrawn shares of common stock in cash, unless you elect dividend reinvestment on those shares. You may make that election at any time.

If you wish to sell the shares of common stock you are withdrawing from your Plan account, you may request the Plan Administrator, either in writing or by using the interactive voice response system described under Question 3 above, to cause those shares to be sold at market rates through a financial institution chosen by the Plan Administrator. The Plan Administrator will mail to you the proceeds of the sale, less the applicable administrative fees, trading fees and transfer taxes.

22. WHAT HAPPENS TO ANY FRACTION OF A SHARE WHEN I WITHDRAW ALL SHARES FROM MY PLAN ACCOUNT?

The Plan Administrator will sell any fractional share of common stock withdrawn from your Plan account and will mail the sale price, less trading fees and transfer taxes, to you in cash, together with any certificates for whole shares you have withdrawn from your account.

23. WHAT HAPPENS TO MY PLAN ACCOUNT IF I SELL ALL THE COMMON STOCK OR OTHER ELIGIBLE SECURITIES HELD IN MY NAME?

If you transfer or sell all the common stock or Other Eligible Securities registered in your name, the Plan Administrator will continue to reinvest the dividends on the shares of common stock credited to your Plan account, unless you elect to withdraw those shares as described under Section 21 above.

OTHER INFORMATION

24. WHAT HAPPENS IF CHASE HAS A COMMON STOCK RIGHTS OFFERING, ISSUES A COMMON STOCK DIVIDEND OR DECLARES A COMMON STOCK SPLIT?

If you are entitled to participate in a rights offering, your entitlement will be based upon your total holdings, including the shares registered in your name, as well as the shares, including fractional shares, credited to your Plan account. Any shares we distribute as a result of a stock dividend or stock split on shares credited to your Plan account will be added to your Plan account.

25. WHAT HAPPENS UPON CONVERSION OF CONVERTIBLE OTHER ELIGIBLE SECURITIES?

If you own convertible Other Eligible Securities and they are converted into common stock, the dividends on the shares of common stock issued upon conversion will not be reinvested unless you are already a holder of common stock and have elected full dividend reinvestment under the Plan or unless you submit a new Authorization Card instructing that dividends on the shares issued upon conversion be reinvested. Dividends on shares previously credited to your Plan account will continue to be reinvested unless you withdraw them as described above.

26. HOW WILL MY PLAN SHARES BE VOTED AT A MEETING OF STOCKHOLDERS?

All shares credited to your Plan account will be voted as you direct. We will send you a proxy card in connection with any meeting of stockholders of Chase. The proxy card will cover all whole shares registered in your name as well as whole shares credited to your Plan account. If you sign and return your proxy card but fail to indicate any instructions, the proxies will vote your shares in accordance with the recommendations of our board of directors or, if no recommendation has been made by the board, in accordance with their discretion. If you fail to return the proxy card, or if you return it unsigned, your shares of common stock will not be voted unless you or your authorized representative votes in person at the meeting.

27. WHAT ARE THE RESPONSIBILITIES OF CHASE AND THE PLAN ADMINISTRATOR UNDER THE PLAN?

Neither we nor the Plan Administrator will be liable for any act done in good faith or any good faith omission to act. Without limiting the previous sentence, we will not be liable for any claim relating to:

o a failure to terminate a Plan account upon a participant's death;

o any prices at which shares are purchased or sold;

o the time at which any purchase or sale is made under the Plan; or

o any fluctuation in the market value of our common stock.

Neither we nor the Plan Administrator can provide you with any assurance of profit from your participation in the Plan or with any protection from loss on the value of our common stock.

28. MAY THE PLAN BE CHANGED OR DISCONTINUED?

While we hope to continue the Plan indefinitely, we reserve the right to suspend, terminate or modify it at any time. You will be notified of any such suspension, termination or modification. Upon termination of the Plan, we will issue certificates for whole shares credited to your Plan account and will pay you cash for any fraction of a share credited to your account. If you become a Plan participant and we subsequently terminate the Plan and establish another dividend reinvestment plan, unless you instruct us otherwise, we will automatically enroll you in the new plan and transfer all shares credited to your Plan account to the other dividend reinvestment plan.

                                USE OF PROCEEDS

We do not know how many shares of our common stock we will sell under the Plan or the prices at which any sales will be made. However, we intend to add any proceeds we receive from the sale of newly issued or treasury shares of our common stock to our general funds. Those proceeds will be available for general corporate purposes, which may include investing in or extending credit to our subsidiaries. We are unable to estimate the amount of proceeds that we will devote to any specific purpose.

                          DESCRIPTION OF CAPITAL STOCK

The following summary is not complete. You should also refer to our certificate of incorporation, including the certificates of designation for our outstanding series of preferred stock. Our certificate of incorporation is filed as an exhibit to the registration statement of which this prospectus is a part. You should also refer to the applicable provisions of the Delaware General Corporation Law.

COMMON STOCK

As of June 30, 1999, we were authorized to issue up to 1,500,000,000 shares of common stock. At that date, we had 881,860,876 shares of common stock issued (including 49,397,932 shares held in treasury) and had reserved approximately 115,805,470 shares of common stock for issuance under various employee and director incentive, compensation and option plans.

Holders of common stock are entitled to receive dividends, when, as and if declared by our board of directors out of funds legally available for payment, subject to the rights of holders of the preferred stock.

Each holder of common stock is entitled to one vote per share. Subject to the rights, if any, of the holders of any series of preferred stock, all voting rights are vested in the holders of our common stock. Holders of our common stock have noncumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors and the holders of the remaining shares will not be able to elect any directors.

In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of our common stock will be entitled to share equally in any of our assets available for distribution after we have paid in full all of our debts and distributions and after the holders of all series of our outstanding preferred stock have received their liquidation preferences in full.

The issued and outstanding shares of our common stock are fully paid and nonassessable. Holders of our common stock are not entitled to preemptive rights. Our common stock is not convertible into shares of any other class of capital stock. ChaseMellon Shareholder Services, L.L.C. is the transfer agent, registrar and dividend disbursement agent for our common stock.

PREFERRED STOCK

Under our certificate of incorporation, our board of directors is authorized, without further stockholder action, to issue up to 200,000,000 shares of preferred stock, in one or more series, and to determine the voting powers and the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of each series.

As of the date of this prospectus, we have six series of preferred stock issued and outstanding, as described in the following table:

                                  STATED VALUE AND
                                     REDEMPTION                                               EARLIEST
                                     PRICE PER                            OUTSTANDING AT     REDEMPTION   RATE IN EFFECT AT
                                      SHARE(A)            SHARES           JUNE 30, 1999       DATE         JUNE 30, 1999
                                  ----------------    ----------------    --------------    ----------    -----------------
                                                       (IN MILLIONS)      (IN MILLIONS)
Adjustable Rate, Series L
Cumulative.....................       $ 100.00           2.0                   $200         6/30/1999             4.704%(b)
Adjustable Rate, Series N
Cumulative.....................          25.00           9.1                    228         6/30/1999             4.76%(b)
9.76% Cumulative...............          25.00           4.0                    100         9/30/1999             9.76%
10.96% Cumulative..............          25.00           4.0                    100         6/30/2000            10.96%
10.84% Cumulative..............          25.00           8.0                    200         6/30/2001            10.84%
Fixed/Adjustable Rate
Noncumulative..................          50.00           4.0                    200         6/30/2003             4.96%(c)

------------------

(a) Redemption price is price indicated, plus accrued and unpaid dividends.

(b) Floating rates are based on certain U.S. treasury rates. The minimum rate is 4.50% and the maximum rate is 10.50%.

(c) For dividend periods beginning on or after July 1, 2003, dividends will be at a floating rate based on certain U.S. treasury rates, but subject to a minimum rate of 5.46% and a maximum rate of 11.46%. The amount of dividends may be adjusted and the series may be redeemed in the event of certain amendments to the Internal Revenue Code relating to the dividends-received deduction.

RANKING. All our outstanding series of preferred stock have the same rank. All our outstanding series of preferred stock have preference over our common stock with respect to the payment of dividends and the distribution of assets in the event of our liquidation or dissolution.

DIVIDENDS. Dividends payable on each series of outstanding preferred stock are payable quarterly, when and as declared by our board of directors, on each March 31, June 30, September 30 and December 31. Dividends on all outstanding series of preferred stock, other than our Fixed/Adjustable Rate Noncumulative Preferred Stock, are cumulative. If we fail to declare a dividend on the Fixed/Adjustable Rate Noncumulative Preferred Stock for any dividend period, holders of that series will have no right to receive a dividend for that dividend period, whether or not we declare dividends on that series for any future dividend period.

We may not declare or pay any dividends on any series of preferred stock for any dividend period, unless we have declared and paid, or at that time we declare and pay, full dividends, including any unpaid cumulative dividends, for that dividend period on all other series of preferred stock that rank equally with or senior to that series. If we do not pay in full the dividends on those equally- and senior-ranking series, we may only declare dividends proportionately, so that the dividends declared on that series of preferred stock and each other equally- or senior-ranking series will bear to each other the same ratio that accrued dividends per share on that series of preferred stock and those other series bear to each other. In addition, generally, unless we have paid full dividends, including any cumulative dividends still owing, on all outstanding shares of any series of preferred stock, we may not declare or pay dividends on our common stock and may not redeem or purchase any common stock. We will not pay interest or any other money in lieu of interest on any dividends on our outstanding preferred stock that are in arrears.

RIGHTS UPON LIQUIDATION; REDEMPTION. In the event of our liquidation, dissolution or winding up, before we make any distribution of assets to our common stockholders, we will pay holders of our outstanding preferred stock liquidating distributions in the applicable amount indicated in the table above, plus accrued and unpaid dividends, if any. Each outstanding series of preferred stock is redeemable at the redemption price indicated in the table above, plus accrued and unpaid dividends, if any, to the date of redemption.

VOTING RIGHTS. If, at the time of any annual meeting of our stockholders, the equivalent of six quarterly dividends payable on any series of outstanding cumulative preferred stock is in default, the number of directors on our board of directors will be increased by two and the holders of all the outstanding preferred stock, voting together as a single class, will be entitled to elect those additional directors at that annual meeting. Each director elected by the holders of our preferred stock will continue to serve as a director for the full term for which he or she has been elected, even if prior to the end of that term we have paid all dividend arrearages in full.

All outstanding series of our preferred stock, other than our 10.96% Cumulative Preferred Stock and our Adjustable Rate, Series L Cumulative Preferred Stock, provide that the affirmative vote of the holders of at least two-thirds of the shares of all outstanding series of preferred stock, voting together as a single class without regard to series, will be required to:

o create any class or series of stock having a preference over any outstanding series of preferred stock; or

o make any change to our certificate of incorporation that would adversely affect the voting powers or other rights of the holders of a series of preferred stock.

Those series of preferred stock also state that if the amendment does not adversely affect all series of outstanding preferred stock, then the amendment will only need the approval of holders of at least two-thirds of the shares of the series of preferred stock adversely affected.

The 10.96% Cumulative Preferred Stock and Adjustable Rate, Series L Cumulative Preferred Stock each provide that:

o the consent of holders of at least two-thirds of the outstanding shares of the particular series, voting as a separate class, is required for any amendment of our certificate of incorporation that would adversely affect the powers, preferences, privileges or rights of that series; and

o the consent of the holders of at least two-thirds of the voting power of that series and each of the series of the preferred stock having the same rank, voting together as a single class, without regard to series, is required to create, authorize or issue, or reclassify, any stock into any additional class or series of stock ranking senior to that series as to dividends or upon liquidation, or any other security or obligation convertible into or exercisable for any such senior-ranking stock.

MISCELLANEOUS. No series of outstanding preferred stock is convertible into shares of our common stock or other securities of Chase. No series of outstanding preferred stock is subject to preemptive rights.

TRANSFER AGENT AND REGISTRAR. ChaseMellon Shareholder Services, L.L.C. is the transfer agent, registrar and dividend disbursement agent for our outstanding preferred stock.

                                 LEGAL MATTERS

Neila B. Radin, Esq., counsel for Chase and Senior Vice President and Associate General Counsel of The Chase Manhattan Bank has delivered an opinion to us as to the validity of the shares of common stock offered under the Plan by use of this prospectus. As of the date of this prospectus, Ms. Radin owns shares of common stock and holds options to purchase shares of common stock aggregating less than 0.5% of Chase's outstanding common stock.

                                    EXPERTS

The financial statements incorporated in this prospectus by reference to Chase's Annual Report on Form 10-K for the year ended December 31, 1998 have been incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

                                INDEMNIFICATION

Our certificate of incorporation and by-laws provide for indemnification of our directors, officers, employees and agents to the fullest extent permitted by Delaware law. Chase has been advised that in the SEC's opinion, indemnification of directors, officers or persons controlling Chase for liabilities arising under the Securities Act of 1933 would be against public policy as expressed in that Act and is unenforceable.

                                    [LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Registration fee...................................................................   $68,489
Legal fees and expenses (including Blue Sky fees and expenses).....................     5,000*
Miscellaneous......................................................................     5,000*
                                                                                      -------
     Total.........................................................................   $78,489*

* Estimate

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Pursuant to the Delaware General Corporation Law (the "DGCL"), a corporation may indemnify any person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of such corporation) who is or was a director, officer, employee or agent of such corporation, or serving at the request of such corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     The DGCL also permits indemnification by a corporation under similar circumstances for expenses (including attorneys' fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to such corporation unless the Court of Chancery or the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     The DGCL provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its By-laws, disinterested directors' vote, stockholders' vote, agreement or otherwise.

     The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above.

     The Restated Certificate of Incorporation of Chase provides that, to the fullest extent that the DGCL as from time to time in effect permits the limitation or elimination of the liability of directors, no director of Chase shall be personally liable to Chase or its stockholders for monetary damages for breach of fiduciary duty as a director.

     Chase's Restated Certificate of Incorporation empowers Chase to indemnify any director, officer, employee or agent of Chase or any other person who is serving at Chase's request in any such capacity with another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, an employee benefit plan) to the fullest extent permitted under the DGCL as from time to time in effect, and any such indemnification may continue as to any person who has ceased to be a director, officer, employee or agent and may inure to the benefit of the heirs, executors and administrators of such a person.

     Chase's Restated Certificate of Incorporation also empowers Chase by action of the Board of Directors, notwithstanding any interest of the directors in the action, to purchase and maintain insurance in such amounts as the Board of Directors deems appropriate to protect any director, officer, employee or agent of Chase or any other person who is serving at Chase's request in any such capacity with another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, an employee benefit plan) against any liability asserted against him or incurred by him in any such capacity arising out of his status as such including, without limitation, expenses, judgments, fines (including any excise taxes assessed on a person with respect to any employee benefit plan) and amounts paid in settlement) to the fullest extent permitted under the DGCL as from time to time in effect, whether or not Chase would have the power or be required to indemnify any such individual under the terms of any agreement or by-law or the DGCL.

     In addition, Chase's By-laws require indemnification to the fullest extent permitted under applicable law, as from time to time in effect. The By-laws provide an unconditional right to indemnification for expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by any person in connection with any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, administrative or investigative (including, to the extent permitted by law, any derivative action) by reason of the fact that such person is or was serving as a director, officer, employee or agent of Chase or, at the request of Chase, of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, an employee benefit plan). The By-laws specify that the right to indemnification so provided is a contract right, set forth certain procedural and evidentiary standards applicable to the enforcement of a claim under the By-laws, entitle the persons to be indemnified to be reimbursed for the expenses of prosecuting any such claim against Chase and entitle them to have all expenses incurred in advance of the final disposition of a proceeding paid by Chase. Such provisions, however, are intended to be in furtherance and not in limitation of the general right to indemnification provided in the By-laws, which right of indemnification and of advancement of expenses is not exclusive.

     Chase's By-laws also provide that Chase may enter into contracts with any director, officer, employee or agent of Chase in furtherance of the indemnification provisions in the By-laws, as well as create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure payment of amounts indemnified.

ITEM 16. EXHIBITS.

EXHIBIT
NUMBER     DESCRIPTION
-------    -----------
     4.1   --   Restated Certificate of Incorporation of The Chase Manhattan Corporation (incorporated by reference to
                Exhibit 4.1 to the Registration Statement on Form S-8 (File No. 333-07941) of The Chase Manhattan
                Corporation).
     4.2   --   Certificate of Amendment of Restated Certificate of Incorporation of The Chase Manhattan Corporation
                (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-3 (File No.
                333-56573) of The Chase Manhattan Corporation).
     4.3   --   Certificate of Designations of Fixed/Adjustable Rate Noncumulative Preferred Stock of The Chase
                Manhattan Corporation (incorporated by reference to Exhibit 3.3 to the Registration Statement on Form
                S-3 (File No. 333-56573) of The Chase Manhattan Corporation).
     4.4   --   By-laws, as amended as of March 17, 1998, of The Chase Manhattan Corporation (incorporated by reference to Exhibit 3.2 to the Annual Report on Form 10-K for the year ended December 31, 1997 of
                The Chase Manhattan Corporation).
       5   --   Opinion of counsel as to validity of the Shares of Common Stock to be issued.
    23.1   --   Consent of auditors.
    23.2   --   Consent of counsel (included in Exhibit 5).
      24   --   Powers of Attorney.

ITEM 17. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" Table in the effective registration statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section
    15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York, on the 26th day of July, 1999.

                                          THE CHASE MANHATTAN CORPORATION

                                          By: /s/ Anthony J. Horan
                                              ----------------------------------
                                                      Anthony J. Horan
                                                    Corporate Secretary

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                SIGNATURE                                       CAPACITY                             DATE
                ---------                                       --------                             -----
                    *                        Chief Executive Officer, President and Director      July 26, 1999
------------------------------------------  (Principal Executive Officer)
         William B. Harrison, Jr.

                    *                       Chairman of the Board and Director                   July 26, 1999
------------------------------------------
            Walter V. Shipley

                    *                       Director                                             July 26, 1999
------------------------------------------
             Hans W. Becherer

                    *                       Director                                             July 26, 1999
------------------------------------------
          Frank A. Bennack, Jr.

                    *                       Director                                             July 26, 1999
------------------------------------------
           Susan V. Berresford

                    *                       Director                                             July 26, 1999
------------------------------------------
             M. Anthony Burns

                    *                       Director                                             July 26, 1999
------------------------------------------
            H. Laurance Fuller

                    *                       Director                                             July 26, 1999
------------------------------------------
             Melvin R. Goodes

                    *                       Director                                             July 26, 1999
------------------------------------------
           William H. Gray III

                    *                       Director                                             July 26, 1999
------------------------------------------
              Harold S. Hook

                    *                       Director                                             July 26, 1999
------------------------------------------
             Helene L. Kaplan

                    *                       Director                                             July 26, 1999
------------------------------------------
             Henry B. Schacht

                    *                       Director                                             July 26, 1999
------------------------------------------
             Andrew C. Sigler

                    *                       Director                                             July 26, 1999
------------------------------------------
             John R. Stafford

                    *                       Director                                             July 26, 1999
------------------------------------------
           Marina v.N. Whitman

                    *                       Vice Chairman Finance and Risk Management            July 26, 1999
------------------------------------------  (Principal Financial Officer)
             Marc J. Shapiro

                    *                       Controller (Principal Accounting Officer)            July 26, 1999
------------------------------------------
            Joseph L. Sclafani

-------------
* Anthony J. Horan hereby signs this Registration Statement on Form S-3 on July 26, 1999 on behalf of each of the indicated persons for whom he is attorney-in-fact pursuant to a power of attorney filed herein.

By: /s/ Anthony J. Horan
    -------------------------------------
              Anthony J. Horan
            Corporate Secretary

                                 EXHIBIT INDEX

4.1 Restated Certificate of Incorporation of The Chase Manhattan Corporation (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-8 (File No. 333-07941) of The Chase Manhattan Corporation).

4.2 Certificate of Amendment of Restated Certificate of Incorporation of The Chase Manhattan Corporation (incorporated by reference to
           Exhibit 3.2 to the Registration Statement on Form S-3 (File No. 333-56573) of The Chase Manhattan Corporation).

4.3 Certificate of Designations of Fixed/Adjustable Rate Noncumulative Preferred Stock of The Chase Manhattan Corporation (incorporated by reference to Exhibit 3.3 to the Registration Statement on Form S-3 (File No. 333-56573) of The Chase Manhattan Corporation).

4.4 By-laws, as amended as of March 17, 1998, of The Chase Manhattan Corporation (incorporated by reference to Exhibit 3.2 to the Annual Report on Form 10-K for the year ended December 31, 1997 of The Chase Manhattan Corporation).

5 Opinion of counsel as to validity of the Shares of Common Stock to be issued.

23.1       Consent of auditors.

23.2       Consent of counsel (included in Exhibit 5).

24         Powers of Attorney.